UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary proxy statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12



                              PATHMARK STORES, INC.
                (Name of Registrant as Specified in Its Charter)
                                       N/A
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:


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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

(1) Amount Previously Paid:
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(3) Filing Party:
(4) Date Filed:


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The following is an update to, and is hereby incorporated into, Pathmark Stores,
Inc.'s Definitive Proxy Statement (the "Proxy Statement") on Schedule 14A, filed with the Securities and Exchange Commission on May 6, 2005, and amended or supplemented on May 26, 2005, May 31, 2005, June 2, 2005 and June 3, 2005, on page 22 at the end of "THE PROPOSED TRANSACTION - Background of the Proposed Transaction". Accordingly, the following should be read as part of, and in conjunction with, the Proxy Statement, as amended or supplemented. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Proxy Statement.

Update to Background of the Proposed Transaction

     On June 1, Bidder No. 2 and its co-investor sent a letter (subsequently amended by a letter sent on June 2) to the Company setting forth a new proposal, the "June 1 Proposal", together with, among other materials, (i) a revised mark-up of Bidder No. 2's draft merger agreement, (ii) draft forms of equity commitment letters from each of Bidder No. 2 and its co-investor, and (iii) a new commitment letter from Bidder No. 2's lead source of debt financing. The June 1 Proposal, like the May 19 Proposal, proposed the same structure as the earlier Option B to acquire 100% of the outstanding shares of common stock from stockholders, and proposed the same purchase price as the May 19 Proposal of $8.75 per share. However, the June 1 Proposal attempted to address a number of the issues the Company's board of directors had considered regarding the May 19 Proposal, including eliminating the requirement that Bidder No. 2 be allowed several days during which to conduct due diligence before signing a merger agreement. The June 1 Proposal also emphasized that Bidder No. 2's proposed merger agreement did not contain a financing condition. On its terms, the June 1 Proposal was set to expire at 5:00 p.m. on June 8, 2005.

     The Company's board of directors met during the morning of June 3 to consider the June 1 Proposal. After Shearman & Sterling LLP and DrKW reviewed the June 1 Proposal with the board of directors, the board of directors determined that the June 1 Proposal would not reasonably be expected to result in a superior proposal, as such term is defined in the Purchase Agreement, because the June 1 Proposal: (i) was, while not formally conditioned on, still dependent on obtaining debt financing in order to close and included a commitment letter for such financing that contained conditions precedent that the Company's board of directors was concerned presented a serious risk of not being achievable (based on the Company's business plan that had previously been provided to Bidder No. 2) at the time which could be reasonably anticipated for the closing of a transaction with Bidder No. 2; (ii) was unlikely to be able to be completed for several months, while the proposed transaction with Yucaipa could, subject to the approval of the Company's stockholders, likely be completed by the middle of June; (iii) provided less certainty of closing (compared to the proposed transaction with Yucaipa), both due to the above described concerns regarding Bidder No. 2's debt financing and due to the risk of adverse developments in the Company's business or in the financial markets while waiting for a transaction with Bidder No. 2 to close which, if significant enough, could either jeopardize Bidder No. 2's financing or possibly even allow Bidder No. 2 to terminate or renegotiate the terms of its transaction; and (iv) proposed a per share price below the recent trading prices of the shares of common stock. In addition, the board of directors determined to reconfirm its recommendation of the proposed transaction with Yucaipa to the Company's stockholders.

     Later on June 3, Bidder No. 2 sent a letter to the Company further revising the June 1 Proposal (as amended by the letter received on June 2). The June 3 letter further reduced a financial representation that Bidder No. 2 had included in the original June 1 Proposal, which representation had subsequently been reduced by its June 2 letter. During the night of Saturday, June 4, Bidder No. 2 and its co-investor sent another letter to the Company again revising the June 1 Proposal (as amended by letters received on June 2 and 3). The June 4 letter attempted to address concerns relating to the achievability of the conditions precedent contained in Bidder No. 2's debt financing commitment letter by increasing by up to $22 million the amount of equity Bidder No.2's co-investor would contribute to the transaction to the extent necessary to offset any increase in the Company's indebtedness prior to a closing of Bidder No. 2's proposed transaction. The June 4 letter did not change Bidder No. 2's proposed purchase price of $8.75 per share. The June 4 letter also extended the expiry date of the June 1 Proposal to 5:00 p.m. on June 10, 2005 so that it follows the date of the special meeting.

     The Company's board of directors met during the evening of Monday, June 6 to consider the June 1 Proposal as it had been revised by the June 4 letter. After Shearman & Sterling LLP and DrKW reviewed the revised June 1 Proposal with the board of directors, the board of directors determined that the revised June 1 Proposal would not reasonably be expected to result in a superior proposal, as such term is defined in the Purchase Agreement, because the June 1 Proposal: (i) was unlikely to be able to be completed for several months, while the

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proposed transaction with Yucaipa could, subject to the approval of the
Company's stockholders, likely be completed by the middle of June; (ii) was, while not formally conditioned on, still (unlike the proposed transaction with Yucaipa) dependent on obtaining debt financing in order to close, which debt financing, while the subject of a detailed commitment letter, remained subject to agreeing definitive documentation with the lead lender as well as some residual uncertainty surrounding the Company's ability to meet the conditions precedent specified in the commitment letter; (iii) provided less certainty of closing (compared to the proposed transaction with Yucaipa), both due to the risk of adverse developments in the Company's business or in the financial markets while waiting for a transaction with Bidder No. 2 to close which, if significant enough, could either jeopardize Bidder No. 2's financing or possibly even allow Bidder No. 2 to terminate or renegotiate the terms of its transaction and due to the above described concerns regarding Bidder No. 2's debt financing; and (iv) proposed a per share price below the recent trading prices of the shares of common stock. In reaching its decision, the Company's board of directors also considered the fact that Bidder No. 2 had been participating in the process surrounding the consideration of the Company's strategic alternatives since early November 2004. In addition, the board of directors determined to reconfirm its recommendation of the proposed transaction with Yucaipa to the Company's stockholders.


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